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                                                                    EXHIBIT 99.4


Dear Prospective Shareholder:

At your request, we have enclosed the Prospectus highlighting LNBB Direct, our stock purchase and dividend reinvestment plan. LNBB Direct (the "Plan") is a convenient way to buy LNB Bancorp common shares without having to make purchases through a stockbroker, and without paying brokerage commissions. Among other advantages, our new Plan enables you to automatically increase share ownership on a regular basis.

The enclosed Prospectus provides complete details of the Plan in an easy-to-read format. We recommend that you read the Prospectus carefully and that you retain it for future reference. It should answer most questions you have; however, if you have additional questions, please address them to:

                         Registrar and Transfer Company
                         Direct Purchase/DRP Department
                                10 Commerce Drive
                             Cranford, NJ 07016-3572
                            Telephone: (800) 368-5948

If you wish to enroll in the Plan, simply complete the enclosed enrollment form and return it in the envelope provided. Thank you.

Sincerely,